Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
February 5, 2020	William S. Marshall	Trisha Meade
	VP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 285-5390
	Bill.Marshall@pfgc.com	mediarelations@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Half Fiscal 2020 Results

Delivers Double-Digit Sales Growth; and Strong Cash Flow;

Updates 2020 Full-Year Fiscal Outlook

Second-Quarter Fiscal 2020 Highlights

•	Total case volume grew 6.7%
•	Net sales increased 31.5% to $6.1 billion
•	Gross profit improved 15.7% to $711.2 million
•	Net income declined 4.4% to $41.2 million primarily due to higher interest expense
•	Adjusted EBITDA increased 22.2% to $142.9 million[1]
•	Diluted Earnings Per Share (“EPS”) decreased 4.9% to $0.39
•	Adjusted Diluted EPS increased 9.4% to $0.58[1]

First-Half Fiscal 2020 Highlights

•	Total case volume grew 8.7%
•	Net sales increased 34.5% to $12.3 billion
•	Gross profit improved 17.7% to $1.4 billion
•	Net income grew 8.4% to $77.3 million
•	Adjusted EBITDA increased 27.4% to $270.6 million[1]
•	Diluted EPS increased 7.4% to $0.73
•	Adjusted Diluted EPS increased 21.3% to $1.14 [1]

RICHMOND, Va. – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its second-quarter and first-half fiscal 2020 business results.

“After a strong start to the year, I am pleased that our business momentum continued into the second quarter. Our results were driven by solid top-line performance and strong EBITDA contribution from both the Vistar and Foodservice segments,” said George Holm, PFG’s Chairman, President & Chief Executive Officer. “We are pleased with the broad-based profit contribution across our operating segments and are excited to have closed the Reinhart acquisition as planned. The early integration of Reinhart is proceeding very well, and we remain on track for another year of strong growth across our Company.”

1

This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Diluted Earnings per Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see Statement Regarding Non-GAAP Financial Measures at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Second-Quarter Fiscal 2020 Financial Summary

Total case volume increased 6.7% for the second quarter of fiscal 2020 compared to the prior year period, with underlying organic growth of 0.7%. Total case volume included Eby-Brown Company, LLC (“Eby-Brown”), a 4.9% increase in independent cases, and growth in Performance Brands cases.

Net sales for the second quarter of fiscal 2020 grew 31.5% to $6.1 billion compared to the prior year period. The increase in net sales was primarily attributable to Eby-Brown; sales growth in Vistar, most notably in the corrections, vending, and office coffee service channels; and case growth in Foodservice, specifically in the independent restaurant channel. The acquisition of Eby-Brown contributed $1,260.8 million to net sales for the second quarter of fiscal 2020, including $267.3 million related to tobacco excise taxes. The increase in net sales also reflects an increase in selling price per case as a result of inflation and mix.  Overall food cost inflation was approximately 3.0%.

Gross profit for the second quarter of fiscal 2020 grew 15.7% to $711.2 million compared to the prior year period. The strong gross profit increase was led by recent acquisitions, as well as case growth and from selling an improved mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel. Gross margin as a percentage of net sales was 11.7% for the second quarter of fiscal 2020 compared to 13.3% for the prior year period. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses rose 16.5% to $630.7 million in the second quarter of fiscal 2020 compared to the prior year period. The increase in operating expenses was primarily due to recent acquisitions and an increase in case volume and the resulting impact on variable operational expenses.

Operating profit for the second quarter of fiscal 2020 was up 10.3% to $80.5 million driven by strong top-line, gross profit growth and mix of business, specifically within the independent restaurant channel.

Net income for the second quarter of fiscal 2020 declined 4.4% year-over-year to $41.2 million. The decline was primarily a result of a $10.4 million increase in interest expense, partially offset by the $7.5 million increase in operating profit. The effective tax rate for the second quarter of fiscal 2020 was approximately 24.2% compared to 23.4% in the second quarter of fiscal 2019.

EBITDA increased 13.8% to $124.5 million in the second quarter of fiscal 2020 compared to the prior year period. For the quarter, Adjusted EBITDA rose 22.2% to $142.9 million compared to the prior year period.

Diluted EPS declined 4.9% to $0.39 per share in the second quarter of fiscal 2020 over the prior year period. Adjusted Diluted EPS increased 9.4% to $0.58 per share in the second quarter of fiscal 2020 over the prior year period.

First-Half Fiscal 2020 Financial Summary

Total case volume increased 8.7% in the first half of fiscal 2020 compared to the prior year period, with underlying organic growth of 1.9%.

Net sales for the first half of fiscal 2020 was $12.3 billion, an increase of 34.5% versus the comparable prior year period. The increase in net sales was primarily attributable to Eby-Brown; sales growth in Vistar, particularly in the corrections, vending, and office coffee service channels; and case growth in Foodservice, particularly in the independent restaurant channel. The acquisition of Eby-Brown contributed $2,634.8 million to net sales for the first half of fiscal 2020, including $559.0 million related to tobacco excise taxes.

Gross profit for the first half of fiscal 2020 increased 17.7% to $1.4 billion compared to the prior year period. The gross profit increase was led by recent acquisitions, as well as case growth and an improved sales mix of customer channels and products, specifically in Vistar’s channels and the independent restaurant channel. Gross margin as a percentage of net sales was 11.6% for the first half of fiscal 2020 compared to 13.2% for the prior year period. The gross margin decline reflects Eby-Brown’s lower margins.

Operating expenses increased 17.9% to $1.3 billion in the first half of fiscal 2020 compared to the prior year period. The increase was primarily due to recent acquisitions, as well as case volume growth and the resulting impact on variable operational expenses.

Operating profit for the first half of fiscal 2020 was up 16.5% to $144.0 million driven by strong top-line, gross profit growth and mix of business, specifically within the independent restaurant channel.

Net income increased 8.4% to $77.3 million for the first half of fiscal 2020 compared to the prior year period. The increase in net income was a result of strong operating profit growth, partially offset by a $12.1 million increase in interest expense and a $3.0 million increase in income tax expense. The effective tax rate for the first half of fiscal 2020 was approximately 23.1% compared to 22.1% for the first half of fiscal 2019.

EBITDA increased 17.9% to $230.7 million in the first half of fiscal 2020 compared to the prior year period. For the first half of fiscal 2020 Adjusted EBITDA increased 27.4% to $270.6 million compared to the prior year period.

Diluted EPS increased 7.4% to $0.73 per share in the first half of fiscal 2020 compared to the prior year period due primarily to the increase in net income. Adjusted Diluted EPS increased 21.3% to $1.14 per share in the first half of fiscal 2020 over the prior year period.

Cash Flow and Capital Spending

In the first six months of fiscal 2020, PFG generated $157.8 million in cash flow from operating activities, an increase of $87.8 million versus the prior year period. The improvement in cash flow from operating activities was largely driven by higher operating income and improvements in working capital.  For the first six months of fiscal 2020, PFG invested $49.0 million in capital expenditures, a decrease of $11.1 million versus the prior year period.  In the first six months of fiscal 2020, PFG delivered free cash flow of $108.8 million1, an increase of approximately $98.9 million versus the prior year period.

Second-Quarter Fiscal 2020 Segment Results

Foodservice

Second-quarter net sales for Foodservice increased 4.8% to $3.8 billion compared to the prior year period. Net sales growth was driven by an increase in cases sold, including independent case growth of 4.9% and solid independent customer demand for Performance Brands. This increase in net sales was also attributable to an increase in selling price per case as a result of inflation. For the second quarter of fiscal 2020, independent sales as a percentage of total segment sales was 33.7%.

Second-quarter EBITDA for Foodservice increased 8.9% to $113.6 million compared to the prior year period. Gross profit increased 5.6% in the second quarter of fiscal 2020 compared to the prior year period as a result of an increase in cases sold and an increase in gross profit per case. The increase in gross profit per case was driven by a favorable shift in the mix of cases sold, including more Performance Brands products sold to independent customers.

Vistar

For the second quarter of fiscal 2020, net sales for Vistar increased 135.6% to $2.2 billion compared to the prior year period. This increase was driven by the acquisition of Eby-Brown and strong sales growth in the segment’s corrections, vending, and office coffee service channels. The acquisition of Eby-Brown contributed $1,260.8 million to net sales for the second quarter of fiscal 2020, including $267.3 million related to tobacco excise taxes.

Second-quarter EBITDA for Vistar increased 24.7% to $56.6 million versus the prior year period. Gross profit dollar growth of 49.0% for the second quarter of fiscal 2020 compared to the prior year period was fueled by the acquisition of Eby-Brown. Operating expense dollar growth of 60.2% for the second quarter of fiscal 2020 was primarily the result of recent acquisitions.

M&A Transaction

On December 30, 2019, PFG announced the completion of the acquisition of Reinhart Foodservice, L.L.C. (“Reinhart”), positioning PFG as one of the largest distributors in the U.S with approximately $30 billion in annual net sales. The addition of Reinhart expands PFG’s geographic reach and scale, enhancing the company’s existing distribution platform and market density. Reinhart brings a diverse customer base, including independent restaurants, and broadens PFG’s offering of proprietary brands.

Fiscal 2020 Outlook

For fiscal 2020, PFG raises its Adjusted EBITDA growth outlook, which includes expected contributions from Eby-Brown and Reinhart, to be in a range of 27% to 33% over its fiscal 2019 Adjusted EBITDA of $475.5 million1. Adjusted EBITDA excluding the contribution from Reinhart, but including Eby-Brown, is expected to grow in a range of 13% to 16% versus the previously announced range of 10% to 14%.

PFG is adjusting its fiscal 2020 Adjusted Diluted EPS guidance. Adjusted Diluted EPS is now expected to be in a range of $2.17 to $2.28 representing a growth rate of 2% to 7% over its fiscal 2019 Adjusted Diluted EPS of $2.131. Adjusted Diluted EPS figures now exclude the impact of intangible amortization expense in past and future periods.

This outlook is now based on the following assumptions for fiscal 2020:

•	Organic case growth in a range of 3% to 5%, which excludes contributions from Eby-Brown & Reinhart;

•	Interest expense in a range of approximately $115 million to $120 million;

•	An effective tax rate on operations of approximately 26%;

•	Capital expenditures between $180 million and $200 million, with depreciation in a range of $175 million to $185 million and amortization in a range of $65 million and $75 million.

PFG’s Adjusted EBITDA and Adjusted Diluted EPS outlook exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported Net income and its reported Diluted EPS, which could be significant, are difficult to predict and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA and Adjusted Diluted EPS outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, February 5, 2020, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Built on the many proud histories of our family of companies, Performance Food Group is a customer-centric foodservice distribution leader headquartered in Richmond, Virginia. Grounded by roots that date back to a grocery peddler in 1885, PFG today has a nationwide network of over 100 distribution centers, nearly 25,000 talented associates and thousands of valued suppliers across the country. With the goal of helping our customers thrive, we market and deliver quality food and related products to over 200,000 locations including independent and chain restaurants, schools, business and industry locations, healthcare facilities, vending distributors, office coffee service distributors, big box retailers, theaters and convenience stores. Building strong relationships is core to PFG’s success – from connecting associates with great career opportunities to connecting valued suppliers and quality products with PFG’s broad and diverse customer base. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, completion and integration of our acquisition of Reinhart and other non-historical statements, including the statements in the “Fiscal 2020 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties.  The following factors, in addition to those discussed under the section entitled Item 1A Risk Factors in the PFG’s Annual Report on Form 10-K for the fiscal year ended June 29, 2019 filed with the Securities and Exchange Commission (the “SEC”) on August 16, 2019 as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	competition in our industry is intense, and we may not be able to compete successfully;
•	we operate in a low margin industry, which could increase the volatility of our results of operations;
•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts;
•	our profitability is directly affected by cost inflation or deflation and other factors;
•	we do not have long-term contracts with certain of our customers;
•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
•	changes in eating habits of consumers;
•	extreme weather conditions;
•	our reliance on third-party suppliers;
•	labor relations and costs risks and availability of qualified labor;
•	volatility of fuel and other transportation costs;
•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;
•	we may be unable to increase our sales in the highest margin portions of our business;
•	changes in pricing practices of our suppliers;
•	our growth strategy may not achieve the anticipated results;
•	risks relating to acquisitions, including the risks that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire;
•	environmental, health, and safety costs;
•	the risk that we fail to comply with requirements imposed by applicable law or government regulations;
•	our reliance on technology and risks associated with disruption or delay in implementation of new technology;
•	costs and risks associated with a potential cybersecurity incident or other technology disruption;
•	product liability claims relating to the products we distribute and other litigation;
•	adverse judgments or settlements;
•	negative media exposure and other events that damage our reputation;
•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;
•	decrease in earnings from amortization charges associated with acquisitions;
•	impact of uncollectibility of accounts receivable;
•	difficult economic conditions affecting consumer confidence;
•	departure of key members of senior management;
•	risks relating to federal, state, and local tax rules;

•	the cost and adequacy of insurance coverage;
•	risks relating to our outstanding indebtedness; and
•	our ability to maintain an effective system of disclosure controls and internal control over financial reporting.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three months ended December 28, 2019	Three months ended December 29, 2018	Six Months Ended December 28, 2019	Six Months Ended December 29, 2018
Net sales	$6,068.6	$4,615.7	$12,311.6	$9,155.4
Cost of goods sold	5,357.4	4,001.1	10,889.0	7,947.2
Gross profit	711.2	614.6	1,422.6	1,208.2
Operating expenses	630.7	541.6	1,278.6	1,084.6
Operating profit	80.5	73.0	144.0	123.6
Other expense, net:
Interest expense, net	26.4	16.0	43.7	31.6
Other, net	(0.2)	0.7	(0.2)	0.5
Other expense, net	26.2	16.7	43.5	32.1
Income before taxes	54.3	56.3	100.5	91.5
Income tax expense	13.1	13.2	23.2	20.2
Net income	$41.2	$43.1	$77.3	$71.3
Weighted-average common shares outstanding:
Basic	104.3	103.9	104.2	103.7
Diluted	106.4	104.9	106.2	105.0
Earnings per common share:
Basic	$0.39	$0.41	$0.74	$0.69
Diluted	$0.39	$0.41	$0.73	$0.68

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of December 28, 2019	As of June 29, 2019
ASSETS
Current assets:
Cash	$12.7	$14.7
Accounts receivable	1,230.1	1,227.3
Inventories, net	1,349.4	1,356.9
Restricted cash	1,078.2	-
Prepaid expenses and other current assets	62.2	71.7
Total current assets	3,732.6	2,670.6
Goodwill	765.8	765.8
Other intangible assets, net	170.3	194.3
Property, plant and equipment, net	983.5	950.5
Operating lease right-of-use assets	391.3	-
Restricted cash and other assets	67.6	72.3
Total assets	$6,111.1	$4,653.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$1,306.7	$1,337.7
Accrued expenses and other current liabilities	413.4	343.3
Finance lease obligations-current installments	24.6	18.3
Operating lease obligations-current installments	78.4	-
Total current liabilities	1,823.1	1,699.3
Long-term debt	2,188.4	1,202.9
Deferred income tax liability, net	102.0	108.0
Finance lease obligations, excluding current installments	164.5	128.9
Operating lease obligations, excluding current installments	314.6	-
Other long-term liabilities	140.0	216.2
Total liabilities	4,732.6	3,355.3
Total shareholders’ equity	1,378.5	1,298.2
Total liabilities and shareholders’ equity	$6,111.1	$4,653.5

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Six Months Ended December 28, 2019	Six Months Ended December 29, 2018
Cash flows from operating activities:
Net income	$77.3	$71.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	86.5	72.6
Non-cash activities	23.0	13.9
Changes in operating assets and liabilities, net:
Accounts receivable	(11.7)	(24.3)
Inventories	7.5	(73.8)
Prepaid expenses and other assets	9.6	32.2
Trade accounts payable and outstanding checks in excess of deposits	(30.9)	(16.7)
Accrued expenses and other liabilities	(3.5)	(5.2)
Net cash provided by operating activities	157.8	70.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(49.0)	(60.1)
Net cash paid for acquisition	—	(57.0)
Other	0.5	0.7
Net cash used in investing activities	(48.5)	(116.4)
Cash flows from financing activities:
Borrowings on Notes due 2027	1,060.0	—
Net (payments) borrowings under ABL Facility	(72.6)	65.4
Payments under capital lease obligations	(10.6)	(5.6)
Cash paid for shares withheld to cover taxes	(7.6)	(6.1)
Cash paid for acquisitions	(1.0)	(3.1)
Repurchase of common stock	—	(4.6)
Other	(1.0)	0.7
Net cash provided by financing activities	967.2	46.7
Net increase in cash and restricted cash	1,076.5	0.3
Cash and restricted cash, beginning of period	25.4	17.8
Cash and restricted cash, end of period	$1,101.9	$18.1

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of December 28, 2019	As of June 29, 2019
Cash	$12.7	$14.7
Restricted cash(1)	1,089.2	10.7
Total cash and restricted cash	$1,101.9	$25.4

(1)

Restricted cash is included in current restricted cash and long-term restricted cash and other assets on the Condensed Consolidated Balance Sheet. The current restricted cash includes the proceeds from the issuance of senior notes that were held in escrow and used to fund the acquisition of Reinhart, as well as funds that will be used for the interest payments on those senior notes. The long-term restricted cash represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

($ in millions)	Six Months Ended December 28, 2019	Six Months Ended December 29, 2018
Cash paid during the year for:
Interest	$33.4	$32.0
Income taxes, net of refunds	27.8	(0.1)

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow.  Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the PFG’s financial performance or liquidity. EBITDA, Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

Management measures operating performance based on PFG’s EBITDA, defined as net income before interest expense, interest income, income taxes, and depreciation and amortization.

PFG believes that the presentation of EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business. PFG also uses this measure to evaluate the performance of its segments and for business planning purposes.

In addition, management uses Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results.  Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under the PFG’s credit agreement and indentures (other than certain pro forma adjustments permitted under our credit agreement and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under PFG’s credit agreement and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreement and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. In the second quarter of fiscal 2020, and in anticipation of the Reinhart acquisition, we revised our definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations.  Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements and the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant and equipment).  PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	December 28, 2019	December 29, 2018	Change	%
Net income (GAAP)	$41.2	$43.1	$(1.9)	(4.4)
Interest expense, net	26.4	16.0	10.4	65.0
Income tax expense	13.1	13.2	(0.1)	(0.8)
Depreciation	35.1	27.5	7.6	27.6
Amortization of intangible assets	8.7	9.6	(0.9)	(9.4)
EBITDA (Non-GAAP)	124.5	109.4	15.1	13.8
Non-cash items (A)	5.7	4.7	1.0	21.3
Acquisition, integration & reorganization charges (B)	12.2	1.3	10.9	838.5
Other adjustment items (C)	0.5	1.5	(1.0)	(66.7)
Adjusted EBITDA (Non-GAAP)	$142.9	$116.9	$26.0	22.2

Diluted earnings per share (GAAP)	$0.39	$0.41	$(0.02)	(4.9)
Impact of amortization of intangible assets (D)	0.08	0.09	(0.01)	(11.1)
Impact of non-cash items	0.05	0.04	0.01	25.0
Impact of acquisition, integration & reorganization charges	0.12	0.01	0.11	1,100.0
Impact of other adjustment items	—	0.02	(0.02)	(100.0)
Tax impact of adjustments	(0.06)	(0.04)	(0.02)	50.0
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.58	$0.53	$0.05	9.4
A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $4.4 million and $4.2 million for the second quarter of fiscal 2020 and fiscal 2019, respectively. In addition, this includes an increase in the last-in-first-out (“LIFO”) reserve of $1.1 million and $0.7 million for the second quarter of fiscal 2020 and fiscal 2019, respectively.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

	Six Months Ended
($ in millions, except share and per share data)	December 28, 2019	December 29, 2018	Change	%
Net income (GAAP)	$77.3	$71.3	$6.0	8.4
Interest expense, net	43.7	31.6	12.1	38.3
Income tax expense	23.2	20.2	3.0	14.9
Depreciation	69.0	54.4	14.6	26.8
Amortization of intangible assets	17.5	18.2	(0.7)	(3.8)
EBITDA (Non-GAAP)	230.7	195.7	35.0	17.9
Impact of non-cash items (A)	12.7	9.6	3.1	32.3
Impact of acquisition, integration & reorganization charges (B)	23.8	4.0	19.8	495.0
Impact of productivity initiatives and other adjustment items (C)	3.4	3.1	0.3	9.7
Adjusted EBITDA (Non-GAAP)	$270.6	$212.4	$58.2	27.4

Diluted earnings per share (GAAP)	$0.73	$0.68	$0.05	7.4
Impact of amortization of intangible assets (D)	0.16	0.17	(0.01)	(5.9)
Impact of non-cash items	0.12	0.09	0.03	33.3
Impact of acquisition, integration & reorganization charges	0.22	0.04	0.18	450.0
Impact of productivity initiatives and other adjustment items	0.03	0.03	—	-
Tax impact of above adjustments	(0.12)	(0.07)	(0.05)	71.4
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.14	$0.94	$0.20	21.3

A.

Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $8.8 million and $8.0 million for the first six months of fiscal 2020 and fiscal 2019, respectively. In addition, this includes an increase in the LIFO reserve of $3.7 million and $1.6 million for the first six months of fiscal 2020 and fiscal 2019, respectively.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, legal settlements, franchise tax expense, and other adjustments permitted under our credit agreement.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Prior year amounts have been revised to conform with the current year presentation.

(In millions)	Six Months Ended December 28, 2019	Six Months Ended December 29, 2018
Net cash provided by operating activities (GAAP)	$157.8	$70.0
Purchases of property, plant and equipment	(49.0)	(60.1)
Free cash flow (Non-GAAP)	$108.8	$9.9

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

Fiscal year ended
($ in millions, except share and per share data)	June 29, 2019
Net income (GAAP)	$166.8
Interest expense, net	65.4
Income tax expense	51.5
Depreciation	116.2
Amortization of intangible assets	38.8
EBITDA (Non-GAAP)	438.7
Impact of non-cash items (A)	19.8
Impact of acquisition, integration & reorganization charges (B)	11.8
Impact of productivity initiatives and other adjustment items (C)	5.2
Adjusted EBITDA (Non-GAAP)	$475.5

Diluted earnings per share (GAAP)	$1.59
Impact of amortization of intangible assets (D)	$0.37
Impact of non-cash items	0.19
Impact of acquisition, integration & reorganization charges	0.11
Impact of productivity initiatives and other adjustment items	0.04
Tax impact of above adjustments	(0.17)
Adjusted Diluted Earnings per Share (Non-GAAP)	$2.13

A.	Includes adjustments for non-cash charges arising from stock-based compensation and gain/loss on disposal of assets. Stock-based compensation cost was $15.7 million for fiscal 2019.

B.	Includes professional fees and other costs related to acquisitions, costs of integrating certain of our facilities, and facility closing costs.
C.

Consists primarily of amounts related to fuel collar derivatives, certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreement.

D.

Effective in the second quarter of fiscal 2020, the Company revised its definition of Adjusted Diluted EPS to exclude the effect of intangible asset amortization expense.  Fiscal 2019 amounts have been revised to conform with the current year presentation.

Segment Results

The Company has two reportable segments:  Foodservice and Vistar.  Management evaluates the performance of these segments based on their respective sales growth and EBITDA. Corporate & All Other is comprised of corporate overhead and certain operations that are not considered separate reportable segments based on their size. This includes the operations of our internal logistics unit responsible for managing and allocating inbound logistics revenue and expense.

The following tables set forth net sales and EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	December 28, 2019	December 29, 2018	Change	%
Foodservice	$3,847.4	$3,671.9	$175.5	4.8
Vistar	2,219.2	941.9	1,277.3	135.6
Corporate & All Other	78.6	69.3	9.3	13.4
Intersegment Eliminations	(76.6)	(67.4)	(9.2)	(13.6)
Total net sales	$6,068.6	$4,615.7	$1,452.9	31.5

	Six Months Ended
	December 28, 2019	December 29, 2018	Change	%
Foodservice	$7,778.3	$7,317.9	$460.4	6.3
Vistar	4,530.3	1,834.5	2,695.8	147.0
Corporate & All Other	158.6	139.1	19.5	14.0
Intersegment Eliminations	(155.6)	(136.1)	(19.5)	(14.3)
Total net sales	$12,311.6	$9,155.4	$3,156.2	34.5

EBITDA

	Three Months Ended
	December 28, 2019	December 29, 2018	Change	%
Foodservice	$113.6	$104.3	$9.3	8.9
Vistar	56.6	45.4	11.2	24.7
Corporate & All Other	(45.7)	(40.3)	(5.4)	(13.4)
Total EBITDA	$124.5	$109.4	$15.1	13.8

	Six Months Ended
	December 28, 2019	December 29, 2018	Change	%
Foodservice	$217.6	$196.3	$21.3	10.9
Vistar	108.1	77.0	31.1	40.4
Corporate & All Other	(95.0)	(77.6)	(17.4)	(22.4)
Total EBITDA	$230.7	$195.7	$35.0	17.9